Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-206212, 333-206211, 333-175004, and 333-134413) on Form S-8 of MOCON, Inc. and subsidiaries of our reports dated March 9, 2017, relating to our audit of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of MOCON, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Minneapolis, Minnesota

March 9, 2017